Exhibit 99.1

Pernix Therapeutics Reports Fourth Quarter and Full
Year 2017 Financial Results

MORRISTOWN, NJ - March 8, 2018 -- Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX), a specialty pharmaceutical company, announced today financial results for the three and twelve months ended December 31, 2017.

Fourth Quarter 2017 Financial Highlights
  Fourth quarter net revenues were $41.5 million, a 38% increase from the $30.2 million in the fourth quarter of 2016. Net revenues in the fourth quarter of 2016 included the impact of a $15.3 million reduction to net revenues as a result of the unfavorable arbitration ruling in Pernix's dispute with GSK. Excluding the impact of this adjustment, fourth quarter 2017 net revenues decreased 9% as compared to the prior year period.
  Fourth quarter 2017 selling, general and administrative expense decreased by 31% to $17.3 million, as compared to the prior year period.
  Net loss for the fourth quarter of 2017 was $32.4 million, as compared to $86.1 million for the prior year period.
  Fourth quarter 2017 adjusted EBITDA was $12.2 million, a 2% decrease from $12.5 million in the prior year period.

Full Year 2017 Financial Highlights
  Full year 2017 net revenues were $146.1 million, a 4% increase from the $140.9 million recorded in full year 2016. Full year 2016 net revenues included the impact of a $15.3 million reduction to net revenues as a result of the unfavorable arbitration ruling in Pernix's dispute with GSK. Excluding the impact of this adjustment, full year 2017 net revenues decreased 6% as compared to full year 2016.
  Full year 2017 selling, general and administrative expense decreased by 22% to $76.8 million, as compared to full year 2016.
  Net loss for full year 2017 was $77.1 million as compared to a net loss of $169.6 million for full year 2016.
  Full year 2017 adjusted EBITDA was $29.2 million, a 95% increase from $15.0 million in full year 2016.
  As of December 31, 2017, the Company had total liquidity of $57.6 million, consisting of cash of approximately $32.8 million, and availability under a revolving credit facility of $24.8 million. In addition to this liquidity, Pernix has $15.0 million of additional funding available under its delayed draw term loan facility for certain acquisition purposes, and an additional $20.0 million available with lender consent.

Business Update

  In January 2018, Pernix reorganized its commercial business to focus on Zohydro® ER with BeadTek™ (hydrocodone bitartrate) and Silenor® (doxepin), as a result of the impending loss of exclusivity of Treximet® (sumatriptan and naproxen sodium).
  In January 2018, the Company resolved a patent litigation with Actavis Laboratories FL surrounding a generic version of Zohydro ER.
    Under the terms of the agreement, Pernix granted Actavis a license to begin selling a generic version of Zohydro® ER on March 1, 2029, or earlier under certain circumstances.
  Zohydro ER TRx decreased 7% year-over-year in the fourth quarter of 2017; the growth rate was impacted by the previously announced 20 mg backorder.
  Silenor TRx increased 5% year-over-year in the fourth quarter of 2017.
  Treximet TRx decreased 11% year-over-year in the fourth quarter of 2017.
  Sold a non-core product, Cedax®, for $2 million in gross cash proceeds.
  Elected two new directors to the Board of Directors
    John R. Leone, an Operating Partner at Madryn Asset Management, a healthcare investment firm
      Mr. Leone was subsequently appointed Lead Independent Director by Pernix's Board
    Douglas J. Swirsky, President and Chief Financial Officer of Rexahn Pharmaceuticals, Inc.

"Since I joined the Company in mid-2016, our business has improved considerably, and we are in a stronger operating position today," said John Sedor, Chairman and Chief Executive Officer of Pernix Therapeutics. "We have grown our revenues and adjusted EBITDA sequentially in each of the last three quarters and our overall performance has improved substantially over the past 18-months. Importantly, we nearly doubled adjusted EBITDA in 2017 to $29.2 million from $15.0 million in 2016."

"Also, the series of refinancing transactions that we executed in July 2017 improved our liquidity, extended debt maturities and increased the Company's financial flexibility. We ended the year with a solid cash position of $32.8 million and are focused on continuing to improve our operating performance, while also identifying in-licensing or acquisition candidates to further drive our business," concluded Mr. Sedor.

Financial Results

Three Months Ended December 31, 2017 vs. December 31, 2016

For the fourth quarter of 2017, net revenues were $41.5 million, a 38% increase from the $30.2 million in the fourth quarter of 2016, and a 2% increase sequentially from the $40.5 million recorded in the third quarter of 2017. The fourth quarter of 2016 net revenues included the impact of a $15.3 million reduction to net revenues as a result of our arbitration settlement with GSK. Excluding the impact of this adjustment, fourth quarter 2017 net revenues decreased 9% as compared to the 2016 adjusted net revenues.

A summary of net revenues is outlined below (US dollars in millions:

	Three Months Ended
	December 31,		Increase
	2017	2016	(Decrease)	Percent

Treximet	$18.0	$8.9	$9.1	102%
Zohydro	6.0	7.2	(1.2)	-17%
Silenor	6.7	4.5	2.2	49%
Other products	10.7	9.4	1.3	14%
Net product revenues	41.4	30.0	11.4	38%
Co-promotion and other revenue	0.1	0.2	(0.1)	-50%
Total net revenues	$41.5	$30.2	$11.3	38%

Treximet revenues increased by $9.1 million, or 102%, during the three months ended December 31, 2017, compared to the three months ended December 31, 2016. The fourth quarter of 2016 net revenues included the impact of a $15.3 million reduction to net revenues as a result of the unfavorable arbitration ruling in our dispute with GSK. Excluding the impact of this adjustment, fourth quarter 2017 Treximet revenues decreased 25% as compared to the 2016 adjusted Treximet revenues. The decrease was due primarily to a decline in sales volumes partially offset by higher net price.

Zohydro ER revenues decreased by $1.2 million, or 17%, during the three months ended December 31, 2017, compared to the three months ended December 31, 2016. The decline was due primarily to a decrease in net price partially offset by higher sales volumes.

Silenor revenues increased by $2.2 million, or 49%, during the three months ended December 31, 2017 compared to the three months ended December 31, 2016. The increase was due primarily to an increase in net price and higher sales volumes.

Other net product revenues increased by $1.3 million, or 14%, during the three months ended December 31, 2017, compared to the three months ended December 31, 2016. The increase was due primarily to higher sales in the Company's generic products portfolio. Of the $10.7 million of Other net product revenues recorded during the fourth quarter of 2017, $5.1 million was related to sales of isometheptene mucate, dichlorphenazone, and acetaminophen ("IDA"), which was discontinued in December 2017.

Cost of product sales increased by $4.5 million, or 49%, during the three months ended December 31, 2017, compared to the three months ended December 31, 2016. The increase in cost of product sales was due primarily to a non-recurrence of $2.5 million of lower royalty expenses in 2016 related to the impact of reducing net revenues of Treximet as a result of the unfavorable arbitration ruling with GSK for the year ended December 31, 2016, along with the write-off of the remaining IDA inventory as a result of the product's discontinuance.

Selling, general and administrative expense decreased by $7.9 million, or 31%, during the three months ended December 31, 2017, compared to the three months ended December 31, 2016. The decrease was driven primarily by $2.8 million lower deal expenses related to our evaluation of strategic alternatives, $1.1 million lower legal settlement costs, and a $0.9 million favorable purchase price adjustment related to the acquisition of Treximet for the three months ended December 31, 2017, as well as a conscious effort to reduce spending across the organization.

Research and development expense decreased by $0.9 million during the three months ended December 31, 2017, compared to the three months ended December 31, 2016. The decrease was related to lower spending on Treximet and Zohydro research projects.

Net loss was $32.4 million, or $2.78 per basic and diluted share for the three months ended December 31, 2017, compared to a net loss of $86.1 million, or $8.92 per basic and diluted share in the same period last year.

Adjusted EBITDA was $12.2 million for the three months ended December 31, 2017, compared to adjusted EBITDA of $12.5 million for three months ended December 31, 2016, a decrease of $0.3 million.

Year Ended December 31, 2017 vs. December 31, 2016

For the year ended December 31, 2017, net revenues were $146.1 million compared to $140.9 million for the year ended December 31, 2016, an increase of 4%. Full year 2016 net revenues included the impact of a $15.3 million reduction to net revenues as a result of the unfavorable arbitration ruling in our dispute with GSK. Excluding the impact of this adjustment, full year 2017 net revenues decreased 6% as compared to the 2016 adjusted net revenues. A summary of net revenues is outlined below (US dollars in millions):

	Twelve Months Ended
	December 31,		Increase
	2017	2016	(Decrease)	Percent

Treximet	$68.4	$67.0	$1.4	2%
Zohydro	24.0	24.7	(0.7)	-3%
Silenor	22.3	16.9	5.4	32%
Other products	31.0	31.8	(0.8)	-2%
Net product revenues	145.7	140.4	5.3	4%
Co-promotion and other revenue	0.4	0.5	(0.1)	-20%
Total net revenues	$146.1	$140.9	$5.2	4%

Treximet revenues increased by $1.4 million, or 2%, during the year ended December 31, 2017, compared to the year ended December 31, 2016. Treximet 2016 net revenues included the impact of $15.3 million of disputed rebate claims, which were recorded during the year ended December 31, 2016, for sales which occurred in prior periods, $12.5 million and $2.8 million for the years ended December 31, 2015 and 2014, respectively, for the unfavorable arbitration ruling with GSK, which was announced in February 2017. Adjusted net revenues of Treximet declined $13.8 million, or 17%, during the year ended December 31, 2017, compared to the year ended December 31, 2016. The decrease was due primarily to a decline in sales volumes, partially offset by higher net price.

Zohydro ER revenues decreased by $0.7 million, or 3%, during the year ended December 31, 2017, compared to the year ended December 31, 2016. The reduction in revenue was due to a decrease in net price driven by lower gross-to-net rates.

Silenor revenues increased by $5.4 million, or 32%, during the year ended December 31, 2017, compared to the year ended December 31, 2016, reflecting an increase in both net price and sales volume.

Other net product revenues decreased by $0.8 million, or 2%, during the year ended December 31, 2017, compared to the year ended December 31, 2016. The decrease was due primarily to the discontinuation of products no longer sold. Of the $31.0 million of Other net product revenues recorded in 2017, $14.9 million was related to IDA, a product we discontinued in December 2017.

Cost of product sales increased by $1.3 million, or 3%, during the year ended December 31, 2017, compared to the year ended December 31, 2016. The increase in cost of product sales was due primarily to a non-recurrence of $2.5 million of lower royalty expenses in 2016 related to the impact of reducing net revenues of Treximet as a result of the unfavorable GSK arbitration ruling for the year ended December 31, 2016, partially offset by higher net sales of generic products that require royalty payments.

Selling, general and administrative expense decreased by $22.0 million, or 22%, during the year ended December 31, 2017, compared to the year ended December 31, 2016. The decrease was driven by lower sales force-related expenses stemming from the sales force restructuring during the year ended December 31, 2016, lower legal fees, as well as a conscious effort to reduce spending across the organization.

Research and development expense decreased by $5.3 million, or 87%, during the year ended December 31, 2017, compared to the year ended December 31, 2016, due primarily to the timing of work for Zohydro and Treximet.

The Company recorded a gain from a legal settlement of $10.5 million during the year ended December 31, 2017, as a result of executing Amendment No. 2 to the Arbitration Settlement with GSK dated July 20, 2017.

The Company recorded a gain from exchange of debt of $14.7 million during the year ended December 31, 2017, related to the July 2017 financing transaction, in which certain holders of the 4.25% Convertible Notes exchanged $51.8 million in principal notes for $36.2 million in Exchangeable Notes.

The Company recorded a gain from the sale of assets of $2.0 million during the year ended December 31, 2017, related to the sale of a non-core product, Cedax, to SI Pharmaceuticals, LLC.

Net loss was $77.1 million, or $7.21 per basic and diluted share, for the year ended December 31, 2017, compared to a net loss of $169.6 million, or $21.67 per basic and diluted share, in the same period last year.

Adjusted EBITDA was $29.2 million for the year ended December 31, 2017, compared to adjusted EBITDA of $15.0 million for the year ended December 31, 2016, an improvement of $14.2 million.

Liquidity
As of December 31, 2017, Pernix had cash and cash equivalents of $32.8 million, and borrowing availability of $24.8 million under the Company's $40.0 million Asset-Based Loan Credit Agreement.

Conference Call Date: Time: Toll free (U.S.): International: Conference ID: Webcast:	Thursday, March 8, 2018 4:30 PM ET 888-882-4478 323-794-2149 4931261 http://public.viavid.com/index.php?id=128364

About Pernix Therapeutics
Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market.  The Company is currently focused on the therapeutic areas of Pain and Neurology, and has an interest in expanding into additional specialty segments.  The Company promotes its branded products to physicians through its internal sales force and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceutical, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Non-GAAP Financial Measures
To supplement our financial results determined by GAAP, we have disclosed in this Press Release and the tables below adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).

Adjusted EBITDA is a non-GAAP financial measure that excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. This non-GAAP financial measure excludes from net loss interest expense, depreciation and amortization, income tax expense, deal costs, stock compensation expense, severance expenses, arbitration and litigation settlement expenses, change in fair value of contingent consideration, gain from exchange of debt and derivative liabilities, loss from disposal and impairment of assets, foreign currency transactions and restructuring costs. In addition, from time to time in the future there may be other items that we may exclude for the purposes of our use of adjusted EBITDA; likewise, we may in the future cease to exclude items that we have historically excluded for the purpose of adjusted EBITDA. We believe that adjusted EBITDA provides meaningful supplemental information regarding our operating results because it excludes or adjusts amounts that management and the board of directors do not consider part of core operating results or that are non-recurring when assessing the performance of the organization. We believe that inclusion of adjusted EBITDA provides consistency and comparability with past reports of financial results and provides consistency in calculations by outside analysts reviewing our results. Accordingly, we believe that adjusted EBITDA is useful to investors in allowing for greater transparency of supplemental information used by management.

We believe that this non-GAAP financial measure is helpful in understanding our past financial performance and potential future results, but there are limitations associated with the use of these non-GAAP financial measures. This non-GAAP financial measure is not prepared in accordance with GAAP, does not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Adjustment items that are excluded from our non-GAAP financial measure can have a material impact on net earnings. As a result, this non-GAAP financial measure has limitations and should not be considered in isolation from, or as a substitute for, net loss, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using this non-GAAP financial measure as a supplement to GAAP financial measures and by reconciling the non-GAAP financial measure to its most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of the non-GAAP financial measure to its most comparable GAAP financial measure that is included below in this Press Release.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements including words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions are forward-looking statements.  These statements reflect the Company's current views, expectations and beliefs concerning future events.  In addition, any statements related to Pernix's future strategy and plans with respect to its intellectual property portfolio and other statements related to the outcome of pending litigation, settlement discussions or other adverse proceedings contained herein are forward-looking statements. Such plans, expectations and statements are as to future events and are not to be viewed as facts, and reflect various assumptions of management of the Company and are subject to significant business, financial, economic, operating, competitive, litigation and other risks and uncertainties and contingencies (many of which are difficult to predict and beyond the control of the Company) that could cause actual results to differ materially from the statements included herein. The inclusion of forward-looking statements should not be regarded as a representation by Pernix that any of its plans will be achieved.  Investors should note that many factors, including the risks and uncertainties inherent in the outcome of pending litigation and settlement proceedings, as more fully described in Pernix's filings with the Securities and Exchange Commission (SEC) (including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent filings with the SEC), could affect the Company's future financial results and could cause actual results to differ materially from those expressed in forward-looking statements, such as those contained in this press release.  The forward-looking statements in this press release are qualified by risk factors identified by the Company.  These risk factors, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

CONTACT
 Investor Relations
Bob Yedid
LifeSci Advisors, LLC
Bob@LifeSciAdvisors.com

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
 (In thousands, except share and per share data)
(Unaudited)
	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$32,820	$36,375
Accounts receivable, net	45,317	50,729
Inventory, net	5,396	7,775
Prepaid expenses and other current assets	10,115	12,617
Income tax receivable	123	1,414
Total current assets	93,771	108,910

Property and equipment, net	752	1,103
Goodwill	12,100	30,600
Intangible assets, net	96,606	169,571
Other	2,263	257
Total assets	$205,492	$310,441
Liabilities and Stockholders' (Deficit) Equity
Current liabilities:
Accounts payable	$7,911	$7,275
Accrued personnel expense	5,748	5,357
Accrued allowances	56,309	60,961
Other accrued expenses	6,909	8,711
Interest payable	10,612	10,897
Treximet Secured Notes - current, net	3,664	11,103
Other liabilities	2,648	5,224
Total current liabilities	93,801	109,528

Convertible notes - long-term, net	65,732	104,071
Exchangeable notes - long-term, net	8,275	-
Delayed draw term loan - long-term, net	27,897	-
Derivative liability	93	230
Contingent consideration	1,358	2,403
Treximet Secured Notes - long-term, net	163,887	172,250
Credit facilities - long-term	14,185	14,000
Arbitration award	2,000	17,522
Other liabilities	2,521	4,500
Total liabilities	379,749	424,504
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.01 par value, authorized 10,000,000 shares; no shares issued and outstanding	-	-
Common stock, $0.01 par value, 140,000,000 shares authorized, 11,841,173 and 10,015,641
issued and outstanding at December 31, 2017 and 2016, respectively	119	100
Additional paid-in capital	261,158	244,309
Accumulated other comprehensive loss	-	(79)
Accumulated deficit	(435,534)	(358,393)
Total stockholders' deficit	(174,257)	(114,063)
Total liabilities and stockholders' deficit	$205,492	$310,441

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net revenues	$41,541	$30,173	$146,068	$140,856
Costs and operating expenses:
Cost of product sales	13,518	9,048	44,631	43,320
Selling, general and administrative expense	17,282	25,219	76,801	98,834
Research and development expense	78	940	787	6,079
Depreciation and amortization expense	18,240	20,712	73,216	86,138
Change in fair value of contingent consideration	(1,389)	(2,694)	(1,045)	(11,652)
Loss from impairment of intangibles, goodwill and other assets	18,500	53,755	18,525	56,178
Gain from legal settlement	-	-	(10,476)	-
Restructuring costs	54	10	88	2,287

Total costs and operating expenses	66,283	106,990	202,527	281,184

Loss from operations	(24,742)	(76,817)	(56,459)	(140,328)

Other income (expense):
Interest expense	(9,466)	(11,039)	(36,957)	(37,857)
Gain on sale of assets	2,000	-	2,000	-
Change in fair value of derivative liability	85	2,191	47	8,935
Gain from exchange of debt	-	-	14,650	-
Foreign currency transaction gain (loss)	(49)	1	(49)	99
Other expense, net	(7,430)	(8,847)	(20,309)	(28,823)

Loss before income tax expense	(32,172)	(85,664)	(76,768)	(169,151)
Income tax expense	251	413	373	439
Net loss	$(32,423)	$(86,077)	$(77,141)	$(169,590)

Other comprehensive loss
Unrealized gain/(loss) during period, net of tax of $0, and $0, respectively	46	(79)	79	(79)
Comprehensive loss	$(32,377)	$(86,156)	$(77,062)	$(169,669)

Net loss per common and potential common share
Basic	$(2.78)	$(8.92)	$(7.21)	$(21.67)
Diluted	$(2.78)	$(8.92)	$(7.21)	$(21.67)

Weighted-average common and potential common shares outstanding:
Basic	11,655	9,653	10,706	7,827
Diluted	11,655	9,653	10,706	7,827

Reconciliation of GAAP reported net loss to adjusted EBITDA is as follows (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
GAAP net loss	$(32,423)	$(86,077)	$(77,141)	$(169,590)
Adjustments:
Interest expense	9,466	11,039	36,957	37,857
Depreciation and amortization expense	18,269	20,740	73,335	86,215
Income tax expense	251	413	373	439
EBITDA	(4,437)	(53,885)	33,524	(45,079)
Net revenue adjustments (1)	-	15,277	-	15,277
Cost of product sales adjustments (2)	1,083	(2,521)	1,083	(2,521)
Selling, general and administrative adjustments (3)	472	4,747	4,192	9,513
Change in fair value of contingent consideration (4)	(1,389)	(2,694)	(1,045)	(11,652)
Gain from disposal of asset (5)	(2,000)	-	(2,000)	-
Loss from impairment of intangibles, goodwill and other assets (6)	18,500	53,755	18,525	56,178
Gain from legal settlement (7)	-	-	(10,476)	-
Change in fair value of derivative liability (8)	(85)	(2,191)	(47)	(8,935)
Restructuring costs (9)	54	10	88	2,287
Gain from exchange of debt (10)	-	-	(14,650)	-
Foreign currency transaction (gain) loss	49	(1)	49	(99)
Adjusted EBITDA	$12,247	$12,497	$29,243	$14,969

(1)

Adjusts for the impact of GSK arbitration award of $15.3 million for revenue deductions related to prior period sales for the year ended December 31, 2016, by excluding the full $15.3 million from the quarter and year ended December 31, 2016.

(2)

Excludes inventory write-offs of $1.1 million for the quarter and year ended December 31, 2017, related to cessation of distribution of IDA. The fourth quarter and full year of 2016 adjusts for the $2.5 million royalty credit related to the adjusting of net revenues of Treximet for the GSK arbitration award related to prior period revenues for the year ended December 31, 2016.

(3)

The fourth quarter of 2017 and 2016 excludes stock compensation expense of $0.5 million and $0.6 million; deal expenses of $0 million and $2.8 million; severance expense of $0.9 million and $0.2 million; and non-recurring arbitration and litigation expenses of $0 million and $1.1 million, respectively partially offset by a purchase price adjustment of $0.9 million in the fourth quarter of 2017. The full year ended December 31, 2017 and 2016 excludes stock compensation expense of $2.5 million and $2.7 million; deal expenses of $1.5 million and $2.8 million; severance expense of $1.1 million and $1.9 million; and non-recurring arbitration and litigation expenses of $0 and $2.1 million, respectively partially offset by a purchase price adjustment of $0.9 million for the year ended December 31, 2017.

(4)

All periods presented exclude gains from change in fair value of contingent consideration related to the 2015 acquisition of Zohydro ER and is linked to the achievement of certain net sales targets. Any change in fair values between the reporting dates is recognized in the consolidated statements of operations.

(5)	Excludes a gain from the sale of a non-core product, Cedax® (ceftibuten capsules and ceftibuten for oral suspension) that occurred in the fourth quarter of 2017.
(6)

The fourth quarter of 2017 excludes excludes a goodwill impairment charge of $18.5 million. The fourth quarter of 2016 excludes impairment charges of $11.3 million for Silenor, $7.9 million for Treximet pediatric dose formulation, $5.6 million for non-core branded products, $4.2 million for the termination of our agreement with Altus, $1.0 million for fixed assets and a $23.8 million impairment charge for goodwill. The full year ended December 31, 2017 excludes a goodwill impairment charge of $18.5 million and a $25,000 impairment of assets held for sale. The full year ended December 31, 2016 excludes impairment charges of $11.3 million for Silenor, $7.9 million for Treximet pediatrics, $8.0 million for non-core branded products, $4.2 million for the termination of our agreement with Altus, $1.0 million for fixed assets and a $23.8 million impairment charge for goodwill.

(7)

Excludes $10.5 million gain from Pernix and GSK amended settlement agreement resulting from Amendment No. 2 to the Interim Settlement Agreement with GSK under which Pernix will pay approximately $6.7 million to GSK (potentially up to $8.7 million), which is a reduction of up to approximately $14.5 million from the initial settlement agreement.

(8)

Excludes (gain) loss from change in the fair value of derivative liability consideration. We are required to separate the conversion option in the 4.25% Convertible Notes under ASC 815, Derivatives and Hedging. We recorded the bifurcated conversion option valued at $28.5 million at issuance, as a derivative liability, which created additional discount on the debt. The derivative liability is marked to market through the other income (expense) section on the consolidated statements of operations for each reporting period.

(9)	Excludes expense related to the initiative to restructure our sales force and operations in 2016.
(10)

Excludes gain related to the July 2017 financing transactions in which certain holders of the 4.25% Convertible Notes exchanged $51.8 million in principal notes for $36.2 million in Exchangeable Notes.